EXHIBIT 4.42

REMARKETING AND PURCHASE AGREEMENT

among

EL PASO ELECTRIC COMPANY

and

CITIGROUP GLOBAL MARKETS INC.

as Remarketing Agent

and

CITIGROUP GLOBAL MARKETS INC.

BNY CAPITAL MARKETS, INC.

J.P. MORGAN SECURITIES INC.

$33,300,000

CITY OF FARMINGTON, NEW MEXICO

Pollution Control Revenue Refunding Bonds

2002 Series A

(El Paso Electric Company Four Corners Project)

Dated July 27, 2005

REMARKETING AND PURCHASE AGREEMENT

THIS REMARKETING AND PURCHASE AGREEMENT is dated July 27, 2005 (the “Remarketing and Purchase Agreement”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), CITIGROUP GLOBAL MARKETS INC. (the “Remarketing Agent”), and CITIGROUP GLOBAL MARKETS INC., BNY CAPITAL MARKETS, INC. and J. P. MORGAN SECURITIES INC. (collectively, the “Underwriters”), with respect to the remarketing and purchase of the $33,300,000 principal amount of the City of Farmington, New Mexico Pollution Control Revenue Refunding Bonds, 2002 Series A (El Paso Electric Company Four Corners Project) due June 1, 2032 (the “Bonds”).

1) The Bonds were originally issued on August 1, 2002, pursuant to the City of Farmington, New Mexico (the “City” or the “Issuer”) Ordinance No. 2002-1134 adopted on July 9, 2002 (“Ordinance No. 2002-1134”), between the City and Union Bank of California, N.A., as successor trustee (the “Trustee”) as supplemented by Resolution No. 2002-1046 adopted by the City on July 23, 2002 (the “Resolution,” and together with Ordinance No. 2002-1134, (the “Ordinance”) and pursuant to an Amended and Restated Installment Sale Agreement between the City and the Company dated as of August 1, 2002 (the “Financing Agreement”). (All capitalized terms used herein and not defined herein shall have the meanings specified in the Ordinance or in the Remarketing Supplement for the Bonds, as defined below).

At the time of the initial issuance of the Bonds, the Company elected that the Bonds bear interest at an initial Long-Term Interest Rate of 6.375% per annum through July 31, 2005. The Bonds will be subject to mandatory tender for purchase on August 1, 2005 (the “Purchase Date”). The Bonds shall bear interest at the Long-Term Interest Rate of 4.00% per annum for the Long-Term Interest Rate Period (as defined in the Ordinance) beginning August 1, 2005 through July 31, 2012. The Bonds will be subject to mandatory tender for purchase on August 1, 2012 at a price equal to 100% of the principal amount thereof. The Company desires that (a) on the Purchase Date, the Underwriters shall purchase the Bonds from the Company and (b) on the Purchase Date, the Remarketing Agent and the Underwriters shall remarket the Bonds.

The Bonds are to be as described in the remarketing supplement dated the date hereof and attached hereto as Exhibit A (the “Remarketing Supplement”). Such Remarketing Supplement, including the Appendices thereto and all material incorporated by reference, is hereinafter called the “Remarketing Supplement”. The Company hereby represents and warrants to the Remarketing Agent and the Underwriters that the Remarketing Supplement is complete as of its date, within the meaning of 15c2-12(e)(3) under the Exchange Act (hereinafter defined). The Company hereby further represents and warrants to the Remarketing Agent and the Underwriters that it deems the Preliminary Remarketing Supplement dated July 25, 2005 to have been final as of its date (except for the omission of the offering price, interest rate, redemption prices and dates and selling compensation, as applicable) within the meaning of 15c2-12(b)(1). Not later than two business days after its acceptance hereof, the Company will make available to the Remarketing Agent and the Underwriters such number of copies of the Remarketing Supplement as the Remarketing Agent and the Underwriters shall reasonably request, but in any case a sufficient number of such copies to permit delivery of copies of the Remarketing Supplement to any person on request and to purchasers of the Bonds.

2) On the basis of the representations and agreements herein contained, but subject to the terms and conditions herein set forth, the Underwriters agree to purchase the Bonds at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the Purchase Date. The Company shall pay the Remarketing Agent and Underwriters directly, as compensation for the Remarketing and Purchase of the Bonds hereunder, a fee equal to $166,500 plus expenses. The Issuer shall have no responsibility, obligation or liability with respect to any payments hereunder.

3) The date of delivery and payment for the Bonds (the “Purchase Date”) will be the Purchase Date or such other time as the Remarketing Agent, Citigroup Global Markets Inc., as representative of the Underwriters, and the Company determine, in which event the Purchase Date will be the date so determined. Settlement will be through the facilities of The Depository Trust Company, New York, New York.

The Remarketing Agent will instruct the Citigroup Global Markets Inc., as tender agent (the “Tender Agent”) to cause the Trustee or Registrar to deliver the Bonds to the Underwriters in the manner contemplated in the Ordinance on the Purchase Date against payment therefor in immediately available funds to the order of the Tender Agent for disposition in accordance with the terms of the Ordinance. The delivery of the documents referred to in Section 11 hereof will be made simultaneously at the offices of Pillsbury Winthrop Shaw Pittman LLP, or such other place as may be mutually agreed to by the Company, the Remarketing Agent and Citigroup Global Markets Inc., as representative of the Underwriters. The Bonds will be delivered in the form and shall be otherwise as described in the Ordinance.

4) The Company represents and warrants to the Remarketing Agent and the Underwriters that the representations and warranties of the Company set forth in Schedule I hereto are true and will remain true on and as of the Purchase Date.

5) The Company agrees to indemnify and hold harmless the Remarketing Agent, its directors, officers, and employees (each a “Remarketing Agent indemnified party”), and each Underwriter and each person, if any who controls the related Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each a “Underwriter indemnified party”) from and against any and all losses, claims, damages and liabilities (a) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Remarketing Supplement or the Remarketing Supplement (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to indemnification of a Remarketing Agent indemnified party or Underwriter indemnified party, insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Remarketing Agent or Underwriters furnished to the Company in writing by the Remarketing Agent or Underwriters expressly for use therein or (b) caused by the failure to comply with the informational reporting requirements of the Exchange Act, the failure to file a registration statement under the Securities Act or the failure to qualify an indenture under the Trust and Indenture Act of 1939, as amended (the “Trust Indenture Act”) in connection with the remarketing and sale of the Bonds.

The Remarketing Agent and the Underwriters agree to indemnify and hold harmless the Company, its directors, officers and employees, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Company indemnified party”) to the same extent as set forth in paragraph (a) of the foregoing indemnity from the Company to the Remarketing Agent and the Underwriters, but only with reference to information relating to, and provided in writing by, the Remarketing Agent or the Underwriters expressly for use in the Preliminary Remarketing Supplement or the Remarketing Supplement or any amendment or supplement thereto.

In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (hereinafter called the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Remarketing Agent in the case of Remarketing Agent indemnified parties, by the related Underwriter in the case of Underwriter indemnified parties or by the Company in the case of Company indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any one settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by each indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

If the indemnification provided for in the first or second paragraph of this Section 5 is unavailable to an indemnified party under such paragraph in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Remarketing Agent, the Company, and the Underwriters, as appropriate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Remarketing Agent, and the Underwriters in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

It is hereby understood and agreed that (i) the benefits received by the Company from the reoffering of the Bonds are the proceeds of the purchase price paid to the Remarketing Agent and Underwriters pursuant to Section 2 hereof; and (ii) the benefit received by the Remarketing Agent and the Underwriters from the Remarketing and Purchase of the Bonds is the fee set forth in Section 2 of this Remarketing and Purchase Agreement. The relative benefits received by the Remarketing Agent, the Company, and the Underwriters shall be in proportion to the benefits described above. The relative fault of the Company, the Remarketing Agent, and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Remarketing Agent, or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed by the parties that, for purposes of determining the contribution under this paragraph, information relating to the Issuer shall be attributed to the Company.

The Company, the Remarketing Agent and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, the Remarketing Agent and the Underwriters shall not be required to contribute any amount in excess of the amount by which the total price at which the Bonds were underwritten and distributed to the public exceeds the amount of any damages that the Remarketing Agent and Underwriters have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The scope of the indemnification and contribution provided for herein by the Company to the Remarketing Agent and the Underwriters shall not be limited by the exclusion from paragraph (j) of Section 4 hereof with respect to information relating to or provided by the Issuer.

The indemnity and contribution agreements contained in this Section 5 and the representations and warrantees of the Company, the Remarketing Agent and the Underwriters contained herein shall remain operative and in full force and effect regardless of (i) any termination of this Remarketing and Purchase Agreement, (ii) any investigation made by or on behalf of the Company, the Underwriters, the Remarketing Agent or any of their respective officers or directors or any other person controlling the Company or the Remarketing Agent and (iii) acceptance of and payment for any of the Bonds.

6) The Company will endeavor in good faith to cooperate with the Underwriters in qualifying the Bonds for sale under the securities laws of such jurisdictions as Citigroup Global Markets Inc. designates, and in continuing such qualification in effect so long as required for the distribution of the Bonds. The Company will also execute the Continuing Disclosure Agreement attached to the Remarketing Supplement.

7) Before amending or supplementing the Remarketing Supplement, the Company will furnish the Underwriters with a copy of each such proposed amendment or supplement and will not use any such proposed amendment or supplement to which the Underwriters reasonably object. The Company will advise Citigroup Global Markets Inc., as representative of the Underwriters, promptly if, to its knowledge, any proceedings affecting the use of the Remarketing Supplement in connection with the remarketing and sale of the Bonds have been instituted.

8) If, after the date of this Remarketing and Purchase Agreement until twenty-five (25) days after the end of the underwriting period (as described below), any event shall occur as a result of which it is necessary to amend or supplement the Remarketing Supplement in order to make the statements therein, in light of the circumstances when the Remarketing Supplement is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Remarketing Supplement to comply with applicable law, the Company shall notify the Underwriters (and for the purpose of this Section 8 to provide the Underwriters with such information as they may from time to time request), and to prepare and furnish, at the Company’s sole expense (in a form and manner approved by the Underwriters) a reasonable number of copies of either amendments of or supplements to the Remarketing Supplement so that (x) the statements in the Remarketing Supplement as so amended or supplemented will not, in light of the circumstances when the Remarketing Supplement is delivered to a purchaser, be misleading or (y) the Remarketing Supplement, as so amended or supplemented, will comply with applicable law. Unless otherwise notified in writing by the Underwriters, the Company may assume that the “end of the underwriting period” for purposes of Rule 15c2-12 shall be the Purchase Date. In the event such notice is so given in writing by the Underwriters, the Underwriters agree to notify the Company in writing following the occurrence of the “end of the underwriting period” for the Bonds as defined in Rule 15c2-12. The “end of the underwriting period” as used in this Remarketing and Purchase Agreement shall mean the Purchase Date or such later date as to which notice is given by the Underwriters in accordance with the preceding sentence.

9) (a) For a period of five years from the date of this Remarketing and Purchase Agreement, the Company will furnish, upon request, to each of the Underwriters, the following:

(i) as soon as practicable after the end of each fiscal year a consolidated balance sheet and consolidated statements of earnings (loss) and retained earnings (deficit) of the Company as at the end of and for such years, all in reasonable detail and certified by independent public accountants, and also copies of the annual and interim reports of the Company to its stockholders as soon as the same have been sent to such stockholders; and

(ii) as soon as practicable after the end of each quarter of its fiscal year one copy of a consolidated balance sheet as at the end of such period and consolidated statements of earnings (loss) and retained earnings (deficit) for said period in reasonable detail, none of which statements need be audited but shall be certified as correct by a Vice President, the Treasurer or Assistant Treasurer of the Company.

(b) The Company will file timely all reports required to be filed by the Company with the Commission pursuant to Section 13 or 15(d) of the Exchange Act subsequent to the date of the Remarketing Supplement and for so long as the delivery of a copy of such Remarketing Supplement is required to be delivered in connection with sales by the Underwriters or any securities dealer.

10) The Remarketing Agent’s and Underwriters’ obligation to purchase and remarket the Bonds and to accept payment therefor will be subject to (i) the performance by the Remarketing Agent and the Underwriters of their obligations to be performed hereunder at or prior to the Purchase Date, (ii) the performance by the Company of its obligations hereunder at or prior to the Purchase Date, (iii) the accuracy in all material respects of the representations and warranties of the Company contained herein as of the date hereof and as of the Purchase Date, and (iv) the following additional conditions:

(a) Termination. The Underwriters shall have the right to terminate in their absolute discretion the Underwriters’ obligations under this Remarketing and Purchase Agreement to purchase, to accept delivery of and to pay for the Bonds by notifying the Company of their election to do so if, after the execution hereof and prior to the Purchase Date:

(i) legislation (including any amendment thereto) shall have been introduced in or adopted by either House of the Congress of the United States or recommended to the Congress or otherwise endorsed for passage by the President of the United States, the Treasury Department of the United States, the Internal Revenue Service or the Chairman or ranking minority member of the Committee on Finance of the United States Senate or the Committee on Ways and Means of the United States House of Representatives, or legislation is proposed for consideration by either such committee by any member thereof or presented as an option for consideration by either such committee by the staff of such committee, or by the staff of the Joint Committee on Taxation of the Congress of the United

States, or a bill to amend the Internal Revenue Code (which, if enacted, would be effective as of a date prior to the Closing) shall be filed in either house, or (ii) a decision shall have been rendered by a court established under Article II of the Constitution of the United States, by the United States Tax Court, or by a New Mexico state or local court, or (iii) an order, filing, ruling or regulation shall have been issued or proposed by or on behalf of the Treasury Department of the United States or the Internal Revenue Service or any other agency of the United States, or (iv) a release or official statement shall have been issued by the President of the United States or by the Treasury Department of the United States or by the Internal Revenue Service, the effect of which, in any such case described in clause (i), (ii), (iii), or (iv), would be to impose, directly or indirectly, federal income taxation upon interest received on obligations of the general character of the Bonds or upon income of the general character to be derived by the Issuer, other than as imposed on the Bonds under the federal tax laws in effect on the date hereof, in such a manner as in the judgment of the Underwriters would make it impracticable to market the Bonds on the terms and in the manner contemplated in the Remarketing Supplement;

(ii) any action shall have been taken by the Commission or by a court which would require registration of any security under the Securities Act, or qualification of any indenture under the Trust Indenture Act, in connection with the public offering of the Bonds, or any action shall have been taken by any court or by any governmental authority suspending the use of the Remarketing Supplement or any amendment or supplement thereto, or any proceeding for that purpose shall have been initiated or threatened in any such court or by any such authority;

(iii) (i) the Constitution of the State of New Mexico shall be amended or an amendment shall be proposed, or (ii) legislation shall be enacted, or (iii) a decision shall have been rendered as to matters of New Mexico law, or (iv) any order, ruling or regulation shall have been issued or proposed by or on behalf of the State of New Mexico by an official, agency or department thereof, affecting, in each case, the tax status of the Issuer, its property or income, its notes or bonds (including the Bonds) or the interest thereon, which in the judgment of the Underwriters would make it impracticable to sell the Bonds on the terms and in the manner contemplated in the Remarketing Supplement;

(iv) any fact or event shall exist or have existed that, in the judgment of the Underwriters, requires or has required an amendment of or supplement to the Remarketing Supplement;

(v) (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, Inc., the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Issuer or the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either federal or New York state authorities, or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Underwriters, impractical or inadvisable to proceed with the offering or delivery of the Bonds as contemplated by the Remarketing Supplement;

(vi) there shall have occurred any downgrading, or any notice shall have been given of any intended or potential downgrading or negative change in the rating accorded any of the Company’s obligations (including the rating to be accorded the Bonds) by any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;

(vii) legislation shall have been enacted by the federal government or the State of New Mexico, a decision of any federal or New Mexico state or local court shall have been made, or a ruling or regulation (proposed, temporary or final) of the Commission or other governmental agency shall have been made or issued that, in the reasonable opinion of counsel for the Underwriters, has the effect of requiring the contemplated distribution of the Bonds or any agreement offered in connection therewith to be registered under the Securities Act or the Ordinance to be qualified under the Trust Indenture Act; or

(viii) legislation shall have been enacted by the federal government or the State of New Mexico, a decision of any federal or New Mexico state or local court shall have been made, or a ruling or regulation (proposed, temporary or final) of any governmental authority, board, agency or commission shall have been made or issued that, in the reasonable opinion of counsel for the Underwriters, prohibits the purchase of and payment for the Bonds by the Underwriters, or the sale of the Bonds by the Underwriters, on the terms and conditions herein provided.

(b) At or prior to the Purchase Date, Citigroup Global Markets Inc., as representative of the Underwriters, and the Remarketing Agent shall have received the following documents:

(1) the legal opinions and/or reliance letters of the following, dated the Purchase Date:

(a) Opinions of (1) Pillsbury Winthrop Shaw Pittman LLP, bond counsel, (2) Davis Polk & Wardwell, counsel to the Company, (3) Clark, Thomas & Winters, a Professional Corporation, Texas counsel to the Company, (4) Dewey Ballantine LLP, FERC regulatory counsel to the Company, (5) Randall W. Childress, P.C., New Mexico counsel to the Company and (6) Pillsbury Winthrop Shaw Pittman LLP, counsel to the Underwriters, in each case in such form as shall have been approved by the Underwriters;

(b) Such opinion or opinions of Pillsbury Winthrop Shaw Pittman LLP, counsel for Citigroup Global Markets Inc. as the Remarketing Agent, with respect to such matters as Citigroup Global Markets Inc., as representative of the Underwriters, and the Remarketing Agent may require.

(2) A certificate of the Company, dated the Purchase Date, signed by an Authorized Company Representative, as defined in the Ordinance, of the Company to the effect that (1) each of the representations and warranties set forth in Schedule I is true, accurate and complete, in all material respects, on and as of the Purchase Date; and (2) each of the agreements of the Company to be complied with and each of the obligations to be performed by the Company pursuant to the Financing Agreement, the Remarketing Agreement, the Tender Agreement and the Continuing Disclosure Agreement on or before the Purchase Date have been complied with and performed;

(3) Evidence that the Bonds shall have received a long-term rating from Standard & Poor’s Corporation and Moody’s Investors Services Inc. of “AAA” and “Aaa,” respectively, or better;

(4) A municipal bond insurance policy for the Bonds (the “Bond Insurance Policy”) effective the date of remarketing of the Bonds to be issued by Financial Guaranty Insurance Company, a specimen form of which is attached as Appendix E to the Remarketing Supplement;

(5) An “agreed upon procedures” letter dated the Purchase Date, in form and substance satisfactory to the Underwriters from KPMG, LLP, independent public accountants, containing the information and statements of the type ordinarily included in such “agreed upon procedure” letters dated the Purchase Date;

(6) Such additional certificates, instruments or other documents as the Remarketing Agent or Citigroup Global Markets Inc., as representative of the Underwriters, may reasonably require to evidence the accuracy, as of the Purchase Date, of the representations and warranties herein contained, and the due performance and satisfaction by the Company at or prior to such time of all agreements then to be performed and all conditions then to be satisfied by any it in connection with this Remarketing and Purchase Agreement or the Financing Agreement.

(c) No event of default or event which, with the giving of notice or passage of time or both, shall become an event of default, shall have occurred and be continuing under the Ordinance.

If the Company shall fail or be unable to satisfy the conditions of its obligations contained in this Remarketing and Purchase Agreement, or if the Underwriters’ or the Remarketing Agent’s obligations hereunder shall be terminated for any reason permitted by this Remarketing and Purchase Agreement, this Remarketing and Purchase Agreement shall terminate and neither the Remarketing Agent nor the Underwriters nor the Company, except as provided in Section 13 below, shall be under any further obligation hereunder.

11) The Company agrees that all representations, warranties and covenants made by it herein, and in certificates or other instruments delivered pursuant hereto or in connection herewith, shall be deemed to have been relied upon by the Remarketing Agent and the Underwriters notwithstanding any investigation heretofore or hereafter made by the Underwriters or the Remarketing Agent, and that all representations, warranties and covenants made by the Company herein and thereunder shall survive the delivery of the Bonds.

12) Expenses.

(a) The Underwriters shall be under no obligation to pay, and the Company shall pay any expenses incident to the performance of the Underwriters’ obligations hereunder and to the remarketing, sale and delivery of the Bonds to the Underwriters, including, but not limited to (i) the cost of preparation, printing and delivery of the Preliminary Remarketing Supplement and the Remarketing Supplement, (ii) the cost of preparation, printing and delivery of the Remarketing Agreement, the Tender Agreement, the Continuing Disclosure Agreement (all as defined in the Remarketing Supplement) and all related documents and preparation and delivery of the Bonds, (iii) the reasonable fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, Bond Counsel, (iv) the reasonable fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Underwriters, (v) the reasonable fees and expenses of Davis Polk & Wardwell, counsel to the Company; (vi) the reasonable fees and expenses of Clark, Thomas & Winters, a Professional Corporation, for their services as Texas counsel to the Company; (vii) the reasonable fees and expenses of Dewey Ballantine LLP, FERC regulatory counsel to the Company, (viii) the reasonable fees and expenses of Randall W. Childress, P.C., New Mexico counsel to the Company (ix) KPMG, LLP for its services as the independent accountants of the Company, (x) the fees, if any, for bond ratings, (xi) compensation to the Underwriters in connection with the remarketing and sale of the Bonds in the amount of $166,500, (xii) the fee, if any, of The Depository Trust Company, (xiii) the fees and expenses incurred in any qualification of the Bonds for sale under the securities laws of such jurisdictions as the Underwriters may designate and in continuing such qualification in effect and (xiv) the fees and expenses of the Trustee and the Company.

(b) The Underwriters shall be reimbursed for all reasonable out-of-pocket expenses incurred by them in connection with the public offering of the Bonds (excluding the fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, which the Company has agreed to pay pursuant to clause (iv) of Section 12(a) hereof.

13) All communications hereunder shall be in writing and, unless otherwise directed in writing, shall be addressed as follows: if to the Company, at El Paso Electric Company, 100 North Station, El Paso, Texas 79901, Attention: Treasurer; if to Citigroup Global Markets Inc., as representative of the Underwriters, or as the Remarketing Agent, at Citigroup Global Markets Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Kevin Stowe.

14) This Remarketing and Purchase Agreement shall be construed in accordance with the laws of the State of New York.

15) This Remarketing and Purchase Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Underwriters, the Remarketing Agent and the Company.

16) Each party hereto agrees that this Remarketing and Purchase Agreement, the Ordinance, the Financing Agreement and all documents relating thereto other than the Bonds (including, without limitation, all closing documents, certificates, financial statements and related materials and any consents, waivers, modifications, amendments or supplements which may hereafter be executed) may be reproduced by the Remarketing Agent, the Trustee, the Company, the Underwriters and any Bondholder by any xerographic, photographic, microfilm, micro-card or similar process and that each may destroy any original document so reproduced. Each party hereto agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the introducing party in the regular course, of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

17) The Remarketing Agent’s and the Underwriters’ obligations hereunder are subject to the performance of the obligations of the Company, and the further condition that at the Purchase Date the Remarketing Agent and Citigroup Global Markets Inc., as representative of the Underwriters, shall receive the opinions of counsel required to be delivered hereby.

18) This Remarketing and Purchase Agreement may be executed in any number of counterparts, each of which, when so executed and delivered shall be an original; but such counterparts shall together constitute but one and the same Remarketing and Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Remarketing and Purchase Agreement to be duly executed as of the date first above written.

EL PASO ELECTRIC COMPANY

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

BNY CAPITAL MARKETS, INC.

By:
Name:
Title:

J. P. MORGAN SECURITIES INC.

By:
Name:
Title:

Schedule I to

Remarketing and Purchase Agreement

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) The Bonds, the Ordinance and the Financing Agreement are fairly described in all material respects in the Remarketing Supplement. Neither the Remarketing Supplement nor any amendment or supplement thereto will include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that this representation and warranty shall not apply (i) to the information supplied under the caption “The Issuer” or “Financial Guaranty Insurance” in the Remarketing Supplement, (ii) to Appendix B, C, D and E to the Remarketing Supplement, (iii) any information related to DTC or the Trustee (appointed under the Ordinance) in the Remarketing Supplement, or (iv) to any statements or omissions made in reliance upon and in conformity with information furnished to the Company by the Underwriters in writing expressly for use therein. The Company hereby confirms its prior authorization of the use of the Preliminary Remarketing Supplement and authorizes the use of the Remarketing Supplement in connection with the offer, sale and distribution of the Bonds.

(b) The Preliminary Remarketing Supplement incorporated, and the Remarketing Supplement incorporates or will incorporate, by reference certain documents (the “Incorporated Documents”) filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”), which documents have been, and will be, prepared by the Company in conformity with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and copies of such documents have been and will be delivered to the Underwriters. All references in the Remarketing and Purchase Agreement to information or statements contained in, set forth in or included in the Preliminary Remarketing Supplement or the Remarketing Supplement shall be deemed to relate equally to the material actually set forth therein as well as to the material incorporated therein from the Incorporated Documents.

(c) The Incorporated Documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and any further Incorporated Documents, when they are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Company by the Underwriters in writing expressly for use therein.

(d) The financial statements of the Company incorporated by reference in the Remarketing Supplement present fairly the financial condition of the Company as of the dates indicated and the results of its operations for the periods therein specified and said financial statements have been prepared in accordance with generally accepted principles of accounting which have been consistently applied in all material respects throughout the periods involved except as noted therein.

(e) There has been no material adverse change in the condition of the Company, financial or otherwise, from that as of the latest dates as of which such condition is set forth or incorporated by reference in the Remarketing Supplement except as referred to therein; there has been no material transaction entered into by the Company since the dates as of which the financial condition of the Company is set forth or incorporated by reference in the Remarketing Supplement other than transactions referred to in the Remarketing Supplement.

(f) The execution and delivery of the Remarketing and Purchase Agreement, the Remarketing Agreement, the Tender Agreement and the Continuing Disclosure Agreement, and the consummation of the transactions contemplated by each and fulfillment of the terms of each, does not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, ordinance, operating or capital lease or other agreement or instrument to which the Company is a party, or the Articles of Incorporation or Bylaws of the Company, or any order, rule or regulation applicable to the Company of any court or of any Federal or state regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company; and, to the extent required by law, the New Mexico Public Utilities Commission has approved the execution and delivery by the Company of the Financing Agreement and all matters relating to the Company’s participation in the transactions contemplated thereby and by the Remarketing and Purchase Agreement which require said approval. No other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company’s participation in connection therewith, except as have been obtained.

(g) No action, suit or proceeding, at law or in equity, is pending or threatened against the Company, and no proceedings are pending or threatened against the Company before or by any Federal or state commission, board or other administrative agency, wherein an unfavorable decision, ruling or finding would affect in any way the validity or enforceability of the Financing Agreement, the Remarketing Agreement, the Tender Agreement or the Continuing Disclosure Agreement (collectively, the “Company Documents”) or, except as may be set forth in the Remarketing Supplement, would materially adversely affect the business, operations or financial condition or income of the Company in any way.

(h) Each of the representations and warranties made by the Company set forth in Section 2.02 of the Financing Agreement is made herein as though set forth herein in full.

(i) The Company is a corporation duly incorporated under the laws of the State of Texas and is in good standing under the laws of the State of Texas, has power to enter into each Company Document and to perform and observe the agreements and covenants on its part contained in each Company Document and by proper corporate action has duly authorized the execution and delivery of each Company Document.

(j) The Company is not in breach of any of its covenants, agreements, representations or warranties contained in any Company Document.

(k) Each Company Document constitutes or will constitute, as of the date of Closing, a valid and binding agreement of the Company enforceable in accordance with its terms.

(l) No “Event of Default”, or other similar event or circumstance has occurred and is continuing under the Ordinance and no “Event of Default” which, in any such case, would materially adversely affect the business, operations or financial condition or income of the Company in any way.

(m) The Company is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935.